UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600

Oakland, CA 94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

1.

On March 7, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Scientific Learning Corporation (the “Company”) adopted the Company’s 2006 Management Incentive Plan (the “2006 Plan”), which provides for the payment of cash bonuses to the Company’s executive officers and other management personnel. Payments are based on both corporate and individual performance. The 2006 Plan establishes booked sales and operating cash flow as the corporate performance goals for 2006.

2.	On March 8, 2006, the Board adopted amendments to the Company’s 1999 Equity Incentive Plan. These amendments:
a.	Permit the grant of restricted stock units, in addition to the previously permitted stock options, restricted stock and stock appreciation rights.
b.	Require that all options be granted at no less that fair market value. Prior to this amendment, nonqualified stock options could be granted at less than fair marked value in certain circumstances.
c.

Eliminate the “re-load option” provision, which has never been used by the Company. Prior to this amendment, the Plan permitted the Company to grant re-load options to optionholders who exercised stock options by paying the exercise price with previously-owned shares of the Company’s common stock. The re-load option would have been an option to purchase the number of previously-owned shares surrendered on exercise.

These amendments did not require shareholder approval and are immediately effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation
Dated: March 8, 2006	By: /s/ Linda L. Carloni
Title: Vice President and General Counsel

2.